Diversified Construction Management, LLC

October 3, 2005

AmTrust North America
25800 Science Park Drive
Suite 105
Beachwood, OH 44122
Attn. Michael J. Saxon

Re: Construction Management

Diversified Construction Management, LLC: Proposes to furnish Construction Management on the following project at Rock Run South, 5800 Lombardo in Seven Hills, OH AmTrust North America new corporate headquarters.
Our services as Construction Managers start with the pre-construction, construction and close out of the project. Include all coordination of work including all schedules and securing all necessary permits. Providing competitive bids, value engineering, providing on site supervision and verifying insurance and Workers Comp compliance. Enforcing all compliance to construction documents, negotiating all change orders, reviewing all invoices and payment of all, DCM will invoice AmTrust and appropriate all funds to the sub-contractors after verification of work and compliance to the agreement provided to DCM and lien waivers have been submitted. Providing photo documentation of all work in progress, weekly summaries of compliance to schedules including progress and problematic issues and last but not least keeping the project on budget.
Items **not included** in CM fee and can be provided at additional cost are the following.
Travel of more than 50 miles round trip related to the project at 37 cents per mile.
A 10% mark-up on self performed work and specialty equipment and tool rental, invoice copies will be provided.
Overnight trips will be invoiced all expenses plus 3% handling fee if needed.
Additional Site Supervisor if needed due to acceleration of schedule at $72.00 per hour or $1,900.00 per week.
Additional Project Manager at $84.00 per hour or $2,200.00 per week.
Diversified will act as the General Contractor if so desired by AmTrust North America, at that time Diversified Construction Management, LLC will reduce the management fees by thirty percent.

Acting as the CM and GC we are willing to furnish competitive bids and adding 15% for company OH&P to the sub-contractors agreement and furnishing copies of all such agreements.
Rental of specialty tools, trucks, equipment and additional material not included in the proposals due to changes or expansion of the scope, DCM will add 10% for profit.
Any change orders self performed will have 15% for OH&P and sub-contracted work DCM will add 10% for profit.
All change orders must written and approved by both AmTrust and DCM when acting as CM & GC. All change orders must be written, dated and signed.
Any comments, changes or suggestions will be taken into consideration.

Diversified Construction Management, LLC fee for Construction Management is as follows based on the limited scope and our budget provided to AmTrust North America.
$34,650.00 Thirty-four Thousand Six Hundred Fifty Dollars and no cents.

Submitted by ________________ ________________ Date____________
Robert A. Saxon Jr. DCM, LLC

By_ ________________ ________________ Date ________________
John A. Trotta DCM, LLC

Accepted by ________________ ________________ Date________ ________
Michael J. Saxon AmTrust North America

345 N. State Road
Medina, OH 44256-1405
Phone 330 723-3600 Fax 330 723-7585